UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 21, 2019
Date of Report (Date of earliest event reported)

EMCORE CORPORATION
Exact Name of Registrant as Specified in its Charter

New Jersey	1-36632	22-2746503
State of Incorporation	Commission File Number	IRS Employer Identification Number

2015 W. Chestnut Street, Alhambra, CA  91803
Address of principal executive offices, including zip code

(626) 293-3400
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading symbol(s)	Name of Each Exchange on Which Registered
Common stock, no par value	EMKR	The Nasdaq Stock Market LLC (Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01..     Regulation FD Disclosure.

Item 7.01 Regulation FD Disclosure

On June 21, 2019, a preliminary award was issued in the previously-disclosed arbitration proceeding commenced by Phoenix Navigation Components, LLC (“Phoenix”) against EMCORE Corporation (“EMCORE”) with the American Arbitration Association (“AAA”) in New York. Phoenix ultimately sought $21.2 million in total damages, plus attorneys' fees and costs, in the AAA award.

However, in the preliminary award, the arbitrator found that (i) Phoenix's claim for breach of the covenant of good faith and fair dealing was denied; (ii) Phoenix's claim for breach of the agreements entered with EMCORE for failure to provide funding for non-recurring engineering was denied; (iii) Phoenix's claim for unjust enrichment was denied; (iv) Phoenix's claim for conversion was granted, but damages for that claim duplicate the damages on the breach of contract and misappropriation of trade secret claims described below and no incremental damages were awarded based on the granting of this claim; (v) EMCORE's request for a declaration that, as between EMCORE and Phoenix, EMCORE owns its proprietary IOC and transceiver was granted.

The arbitrator also found that (i) EMCORE breached certain license agreements entered into with Phoenix by failing to make royalty payments due and failing to provide required accountings, (ii) Phoenix and its members are no longer subject to prior exclusivity restrictions; (iii) EMCORE's claim for breach of the covenant of good faith and fair dealing was denied; and (iv) the proceedings for Phoenix's additional claims and EMCORE's counterclaim with respect to ownership of a certain disputed patent shall be established by a future proceeding.

Further, out of the original 97 trade secret subpart claims by Phoenix, the arbitrator found that EMCORE had misappropriated a total of five trade secret subparts (the “Deemed Trade Secrets”), and found that at least one Deemed Trade Secret is currently used in seven EMCORE products (the “EMCORE Products”). The arbitrator found that as a result of the foregoing, royalties of 7.5% of the sale price are owed, to the extent not previously paid, on (i) sales through July 16, 2018 on all fiber optic gyroscopes sold by EMCORE, and (ii) sales to date since July 16, 2018 of the EMCORE Products whether standalone or incorporated into a larger product, in each case together with interest at the New York statutory rate of 9% simple interest. EMCORE is required to submit an accounting to Phoenix, by July 21, 2019, of all FOG and IMU sales since January 1, 2008.

In addition, the arbitrator found that Phoenix was the prevailing party and was awarded attorneys' fees and costs in the amount of approximately $3.7 million, which amount was reduced 10% from Phoenix’s attorneys’ fees request for the arbitration. Based on the foregoing findings, EMCORE estimates the current cash impact of required payments to be approximately $4.4 million, which is expected to be paid in the quarter ending September 30, 2019. This amount includes royalties on all applicable sales to date to the extent not previously paid of approximately $0.7 million, approximately $0.6 million of which was previously accrued for in EMCORE’s previously filed financial statements.

The arbitrator further determined that EMCORE shall pay Phoenix a royalty of 7.5% of the sale price on (i) future customer payments for EMCORE Product contracts previously entered into and (ii) customer payments for future sales of any product using any Deemed Trade Secret, in each case payable in a single lump sum within one month of completion of the calendar quarter in which payment has been received from the customer, and shall concurrently submit to Phoenix a written report that sets forth the calculation of the amount of the royalty payment in a form similar to previous royalty reports, provided that following the first $1 million of royalty payments on the EMP-1 product only, inclusive of payments made to date, EMCORE will pay to Phoenix a royalty of 2.25% of the sale price (net of any warranty work, returns, rebates, discounts or credits). EMCORE is required to continue to make royalty payments in this manner until such time as it has in good faith determined, and can so document, that it has completely ceased use of the Deemed Trade Secrets, and at such time, EMCORE shall provide Phoenix written notice of same by certified letter, return receipt requested.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMCORE CORPORATION
Dated: June 27, 2019	By: /s/ Mark A. Gordon Name: Mark A. Gordon Title: Interim Principal Financial and Accounting Officer